Exhibit 5.1

[Hogan Lovells US LLP Letterhead]

March 9, 2012

Board of Trustees

Kite Realty Group Trust

30 S. Meridian Street

Suite 1100

Indianapolis, IN 46204

Ladies and Gentlemen:

We are acting as counsel to Kite Realty Group Trust, a Maryland real estate investment trust (the “Company”), in connection with the public offering of up to $50,000,000 in aggregate value of the Company’s common shares of beneficial interest, par value $0.01 per share (the “Shares”), all of which Shares are to be offered and sold by the Company from time to time in accordance with the terms of the Equity Distribution Agreements, dated March 9, 2012, among the Company, Kite Realty Group, L.P. (the “Operating Partnership”) and each of Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, KeyBanc Capital Markets Inc., Raymond James & Associates, Inc. and Wells Fargo Securities, LLC, respectively (the “Agreements”), and as described in the prospectus supplement dated March 9, 2012 (the “Prospectus Supplement”) and the accompanying prospectus dated January 11, 2012 (together with Prospectus Supplement, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3, as amended (No. 333-178792) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Shares will not be issued in violation of the ownership limit contained in the Company’s Amended and Restated Declaration of Trust. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended, and applicable provisions of the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the terms “Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended” and “Maryland General Corporation Law, as amended” include the applicable statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) execution and delivery by the Company and the Operating Partnership of the Agreements, (ii) authorization by the Company’s Board of Trustees, or authorization by a duly authorized pricing committee thereof, within the limitations established by resolutions duly adopted by the Company’s Board of Trustees and duly authorized pricing committee thereof and in each case made available to us, of the terms pursuant to which the Shares may be sold pursuant to the Agreements, (iii) authorization by a duly authorized executive officer, designated by the pricing committee to approve placement notices under the Agreements, of the terms of each placement notice issued consistent with the foregoing and pursuant to which the Shares may be sold pursuant to the Agreements, (iv) issuance of the Shares pursuant to the terms established by the Board of Trustees and the pricing committee thereof and the terms of the applicable placement notice, and (v) receipt by the Company of the proceeds for the Shares sold pursuant to such terms and such applicable placement notice, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for your use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP
HOGAN LOVELLS US LLP